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                                                                      EXHIBIT 12

                                    HCA INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE QUARTERS AND NINE MONTHS SEPTEMBER 30, 2002 AND 2001
                             (DOLLARS IN MILLIONS)

                                                                QUARTER       NINE MONTHS
                                                              -----------   ---------------
                                                              2002   2001    2002     2001
                                                              ----   ----   ------   ------
EARNINGS:
Income before minority interests and income taxes...........  $369   $456   $1,653   $1,488
Fixed charges, excluding capitalized interest...............   139    164      425      501
                                                              ----   ----   ------   ------
                                                              $508   $620   $2,078   $1,989
                                                              ====   ====   ======   ======
FIXED CHARGES:
Interest charged to expense.................................  $111   $137   $  340   $  418
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    28     27       85       83
                                                              ----   ----   ------   ------
Fixed charges, excluding capitalized interest...............   139    164      425      501
Capitalized interest........................................     9      5       22       12
                                                              ----   ----   ------   ------
                                                              $148   $169   $  447   $  513
                                                              ====   ====   ======   ======
Ratio of earnings to fixed charges..........................  3.43   3.67     4.65     3.88